Exhibit 99.5

FOR IMMEDIATE RELEASE

GLOBAL MEDICAL REIT INC. ANNOUNCES SIGNIFICANT EXPANSION OF REVOLVING CREDIT FACILITY

Facility Provides $200 million in Revolving Credit Commitments with an Accordion Feature for Additional $50 million

BETHESDA, MD – March 6, 2017 – Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMR”), a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share, announced today that the Company has increased the commitment amount on the previously-announced senior revolving credit facility (the “Credit Facility”) with BMO Harris Bank N.A. (“BMO”) to $200 million plus an accordion feature that allows for up to an additional $50 million of principal amount subject to certain conditions. This Credit Facility is being increased in response to strong interest from the eight Credit Facility syndicate members. BMO Capital Markets, SunTrust Robinson Humphrey, and Citizens Bank acted as Joint Lead Arrangers and Joint Book runners on the transaction. The lenders under the Credit Facility include BMO Harris Bank N.A., Citizens Bank N.A., SunTrust Bank, The Huntington National Bank, Comerica Bank, KeyBank National Association, Franklin Synergy Bank and Branch Banking and Trust Company.

In a prior press release dated December 5, 2016, GMR had announced that the Company and certain of its subsidiaries reached agreement with BMO on the Credit Facility which would initially provide up to $75 million in revolving credit commitments and $125 million in an accordion feature.

The Company’s operating partnership, Global Medical REIT L.P., is the borrower under the Credit Facility, and the Company and certain of the operating partnership’s subsidiaries are guarantors of the obligations under the Credit Facility. The amount available to borrow from time to time under the Credit Facility is limited according to a quarterly borrowing base valuation of certain properties owned by subsidiaries of the Company.

As detailed in the credit agreement, the Credit Facility bears annual interest at a floating rate that is based on the Company’s consolidated leverage ratio, with a maximum rate of 300 basis points over LIBOR, and the Company is obligated to pay a quarterly fee that is based upon the average daily unused commitments. Additionally, the Company’s ability to borrow under the Credit Facility is subject to its ongoing compliance with a number of customary affirmative and negative covenants, as outlined in the credit agreement.

David Young, Chief Executive Officer of GMR, stated, “The fact that we were ultimately able to secure commitments of $200 million, with an accordion feature for an additional $50 million, from BMO and its syndicate members provides great validation of our business. Last December we announced an agreement in principle which referenced total credit of up to $75 million, so we are extremely encouraged by the response from the syndicate which has allowed us to access greatly expanded capital. Our acquisition pipeline is very healthy and growing, and this capital will allow us to move aggressively to sign and close transactions.”

Don McClure, Chief Financial Officer of GMR, stated, “Closing the upsized Credit Facility highlights our success in partnering with banking institutions such as BMO and the syndicate group who bring a tremendous amount of industry experience in healthcare real estate.  We are executing on our multi-faceted approach toward building financials reflective of key metrics ultimately driving continued investor returns.  This Credit Facility upsize is a major milestone in our plan and yet another indicator of how lending institutions are demonstrating confidence in our experienced management team’s ability to perform.”

About Global Medical REIT Inc.

Global Medical REIT Inc. is a Maryland corporation engaged primarily in the acquisition of licensed, state-of-the-art, purpose-built healthcare facilities and the leasing of these facilities to leading clinical operators with dominant market share. The Company owns its properties and conducts its operations through its operating partnership, Global Medical REIT L.P. The Company intends to produce increasing, reliable rental revenue by expanding its portfolio, and leasing each of its healthcare facilities to a single market-leading operator under a long-term triple-net lease. The Company’s management team has significant healthcare, real estate and public real estate investment trust (“REIT”) experience and has long-established relationships with a wide range of healthcare providers. The Company intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2016.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s filings with the United States Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s annual and periodic reports and other documents filed with the Commission. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The Company undertakes no obligation to update these statements after the date of this release.

Contacts:

Investor Relations Counsel

The Equity Group Inc.

Jeremy Hellman, Senior Associate

(212) 836-9626 / jhellman@equityny.com

Adam Prior, Senior Vice President

(212) 836-9606 / aprior@equityny.com

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